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                                                                     EXHIBIT 4.1




         8(d).   SERIES B PREFERRED STOCK.  There is hereby described, as if this action were taken by the directors, the "Series B Preferred Stock," including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms, as follows:

         8(d)1. DESIGNATION AND INITIAL NUMBER. The class of shares of Preferred Stock hereby classified shall be designated the "Series B Preferred Stock." The initial number of authorized shares of the Series B Preferred Stock shall be 100,000.

         8(d)2. LIQUIDATION OR DISSOLUTION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, and after payment or provision for payment has been made for the holders of the Company's Series A Convertible Preferred Stock, as described in paragraph 8(c)3 above, the holders of the issued and outstanding Series B Preferred Stock shall be entitled to receive US$1.00 for each share of Series B Preferred Stock before any distribution of the assets of the Company shall be made to the holders of any other capital stock. After such payment shall have been made in full to the holders of the issued and outstanding Series B Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the issued and outstanding Series B Preferred Stock so as to be and continue to be available therefor, then, before any further distribution of the assets of the Company shall be made, a dollar amount equal to the aggregate dollar amount already distributed to the holders of the Series B Preferred Stock shall be distributed prorata to the holders of the other issued and outstanding capital stock of the Company, subject to the rights of any other class of capital stock set forth in the Memorandum of Association and Articles of Association of the Company. After such payment shall have been made in full to the holders of such other issued and outstanding capital stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of such other issued and outstanding capital stock so as to be and continue to be available therefor, the holders of the issued and outstanding Series B Preferred Stock shall be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the remaining assets of the Company, and, subject to any rights of any other class of capital stock set forth in the Memorandum of Association and Articles of Association, the remaining assets of the Company shall be divided and distributed ratably among the holders of both the Series B Preferred Stock and the other capital stock then issued and outstanding according to the proportion by which their respective record ownership of shares of Series B Preferred Stock and such capital stock bears to the total number of shares of the Series B Preferred Stock and such capital stock then issued and outstanding. Subject to the senior rights of the holders of the Company's Series A Convertible Preferred Stock as described





                                                                     Exhibit 4.1
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in paragraph 8(c)3 above, if upon such liquidation, dissolution, or winding-up, the assets of the Company distributable, as aforesaid, among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the Series B Preferred Stock. A consolidation or merger of the Company, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Company of any class, shall not be regarded as a "liquidation, dissolution, or winding-up of the affairs of the Company" within the meaning of this paragraph 8(d)2.

         8(d)3.  VOTING RIGHTS.   Each share of Series B Preferred Stock is
entitled to one vote, voting together with the holders of shares of Common Stock and not as a class, on each matter submitted to a vote at a meeting of shareholders of the Company.





                                                                     Exhibit 4.1
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